Exhibit 99.1
Meridian Corporation Reports First Quarter 2023 Results and Announces a Quarterly Dividend of $0.125 per Common Share.
MALVERN, PA., May 2, 2023 — Meridian Corporation (Nasdaq: MRBK) today reported:
•Net income of $4.0 million and diluted earnings per share of $0.34 for the first quarter ended March 31, 2023.
•Return on average assets and return on average equity for the first quarter of 2023 were 0.78% and 10.65%, respectively.
•Net interest margin was 3.61% for the first quarter of 2023.
•Total assets at March 31, 2023 were $2.2 billion, compared to $2.1 billion at December 31, 2022 and $1.8 billion at March 31, 2022.
•First quarter commercial loan growth was $61.3 million, or 16.9% annualized; residential and home equity loans increased by $19.6 million.
•First quarter deposit growth was $57.9 million, or 13.6% annualized.
•Upon adoption ASU No. 2016-13, “Financial Instruments - Credit Losses (Topic 326) (“CECL”) effective January 1, 2023, we recorded an increase to our allowance for credit losses of $1.6 million and an adjustment to the reserve for unfunded commitments of $1.3 million. The after-tax retained earnings impact of this adoption was $2.2 million.
•The Company repurchased 184,598 shares of its common stock at an average price of $15.63 per share during the first quarter.
•Performed a two-for-one stock split in the form of a 100% stock dividend on outstanding shares of common stock. After the close of business on March 20, 2023, shareholders of record on March 14, 2023, received one additional share of Corporation stock for each share then held. All share and per share amounts have been adjusted to reflect the stock split.
•On April 27, 2023, the Board of Directors declared a quarterly cash dividend of $0.125 per common share, payable May 22, 2023 to shareholders of record as of May 15, 2023.

Christopher J. Annas, Chairman and CEO commented “Meridian’s first quarter revenue of $37.6 million generated earnings of $4.0 million, or $0.34 per diluted share. The bank segment had strong performance with loan growth of 4.3% for the quarter while achieving net interest margin of 3.61%. The margin was down from the prior quarter as we could no longer delay raising deposit rates. The first quarter banking market turmoil with SVB and others alerted most customers on deposit insurance and we offered insured sweep accounts as needed. Our deposit base is diversified with generally larger average balances due to our commercial orientation. During this period deposit outflows were monitored closely, while capital remains strong."

"Annual loan growth of 15%, which we’ve done over the past few years, is achievable. There continues to be a lack of homes for sale in our region, and builders are selling everything out of construction loans very quickly. We have very little office or warehouse exposure, preferring to do generally smaller development or multi-family projects. We are winning our share of commercial/industrial and SBA opportunities and have not seen any measurable deterioration in credits. Some banks in the region are pulling back or tightening underwriting which will create further opportunities. As always, we remain diligent in our lending."

"The mortgage segment has slowed considerably, and we have made cuts and adjustments as necessary. It’s always been a seasonable business with first quarter being the worst, but we see volume improvement as rates stabilize and inventory improves and we forecast a profitable year. The historical lack of homes for sale doesn’t get fixed quickly, and we see no slowdown in residential construction until demand is satisfied. Recruiting new loan officers from less stable firms has also helped improve volume."

Mr. Annas added, "We have always preferred diversification of risk and earnings, over pursuing cyclical niches that look so promising for profitability. We will continue to pursue being the best bank in our markets, delivering the standard bank products in an efficient and responsive manner."

Select Condensed Financial Information

	As of or for the quarter ended (Unaudited)
	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022
	(Dollars in thousands, except per share data)
Income:
Net income	$4,021	$4,557	$5,798	$5,938	$5,535
Basic earnings per common share	0.36	0.40	0.49	0.49	0.46
Diluted earnings per common share	0.34	0.39	0.48	0.48	0.44
Net interest income	17,677	18,518	18,026	17,551	16,035

Balance Sheet:
Total assets	$2,229,783	$2,062,228	$1,921,924	$1,853,019	$1,831,589
Loans, net of fees and costs	1,818,189	1,743,682	1,610,349	1,518,893	1,431,906
Total deposits	1,770,413	1,712,479	1,673,553	1,568,014	1,564,851
Non-interest bearing deposits	262,636	301,727	290,169	291,925	291,379
Stockholders' equity	153,049	153,280	151,161	156,087	157,684

Balance Sheet (Average Balances):
Total assets	$2,088,599	$1,962,915	$1,868,194	$1,811,335	$1,752,643
Total interest earning assets	1,995,460	1,877,967	1,791,255	1,736,547	1,680,070
Loans, net of fees and costs	1,783,322	1,674,215	1,565,861	1,484,696	1,415,831
Total deposits	1,759,571	1,698,597	1,597,648	1,567,325	1,504,241
Non-interest bearing deposits	296,037	312,297	295,975	296,521	281,123
Stockholders' equity	153,179	151,791	157,614	158,420	161,939

Performance Ratios (Annualized):
Return on average assets	0.78%	0.92%	1.23%	1.31%	1.28%
Return on average equity	10.65%	11.91%	14.59%	15.03%	13.86%

Current Expected Credit Losses ("CECL")
The Corporation adopted ASU No. 2016-13, “Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments” (“CECL”) effective January 1, 2023. Upon adoption, the reserve for credit losses on loans and leases increased by $1.6 million, and the reserve for unfunded commitments increased by $1.3 million. This resulted in an after-tax retained earnings adjustment of $2.2 million. During the quarter ended March 31, 2023 the Corporation recorded a provision for credit losses of $1.4 million. $1.5 million of the provision was made to cover net charge-offs mainly on small ticket equipment leases, while the first quarter CECL related charges were $55 thousand, including a provision for credit losses on loans and leases of $18 thousand, and a reduction to the reserve for unfunded commitments of $73 thousand.

Income Statement - First Quarter 2023 Compared to Fourth Quarter 2022
Net income was $4.0 million, down $536 thousand from $4.6 million for the fourth quarter. Net interest income decreased $841 thousand, or 4.5%, on a tax equivalent basis due to fewer days in the quarter and a lower interest margin. Additionally, non-interest income decreased $1.4 million or 17.0%. Partially offsetting these lower levels of income, non-interest expense decreased $2.3 million, or 11.3%. Detailed explanations of the major categories of income and expense follow below.

Net Interest income
The rate/volume analysis table below analyzes dollar changes in the components of interest income and interest expense as they relate to the change in balances (volume) and the change in interest rates (rate) of tax-equivalent net interest income for the periods indicated and allocated by rate and volume. Changes in interest income and/or expense attributable to both volume and rate have been allocated proportionately based on the relationship of the absolute dollar amount of the change in each category.

	Quarter Ended
(dollars in thousands)	March 31, 2023	December 31, 2022	$ Change	% Change	Change due to rate	Change due to volume
Interest income:
Due from banks	$215	$126	$89	70.6%	$27	$62
Federal funds sold	2	3	(1)	(33.3)%	—	(1)
Investment securities - taxable (1)	959	821	138	16.8%	88	50
Investment securities - tax exempt (1)	430	449	(19)	(4.2)%	(24)	5
Loans held for sale	217	292	(75)	(25.7)%	(13)	(62)
Loans held for investment (1)	29,202	26,150	3,052	11.7%	1,301	1,751
Total loans	29,419	26,442	2,977	11.3%	1,288	1,689
Total interest income	31,025	27,841	3,184	11.4%	1,379	1,805
Interest expense:
Interest-bearing demand deposits	$1,855	$1,388	$467	33.6%	$400	$67
Money market and savings deposits	4,477	3,851	626	16.3%	957	(331)
Time deposits	5,115	2,976	2,139	71.9%	1,209	930
Total deposits	11,447	8,215	3,232	39.3%	2,566	666
Borrowings	1,237	439	798	181.8%	14	784
Subordinated debentures	586	591	(5)	(0.8)%	(1)	(4)
Total interest expense	13,270	9,245	4,025	43.5%	2,579	1,446
Net interest income differential	$17,755	$18,596	$(841)	(4.52)%	$(1,200)	$359
(1) Reflected on a tax-equivalent basis.
Interest income increased $3.2 million on a tax equivalent basis, quarter over quarter, due to a higher yield on earning assets, in addition to a higher level of average earning assets, partially offset by there being two less days in the current quarter compared to the fourth quarter. The yield on earnings assets rose 43 basis points during the period, while average earning assets increased by $117.5 million.

The yield on total loans increased 44 basis points and the yield on cash and investments increased 6 basis points in total, reflecting the impact in rates caused by the Federal Reserve’s monetary policy. Nearly $700 million in loans repriced during the quarter with an average increase of 69 basis points. Average total loans, excluding residential loans for sale, increased $109.1 million, most notably in commercial real estate and construction, commercial loans and leases and small business loans, which increased $47.9 million on average, combined. Home equity loans and residential real estate loans held in portfolio increased $44.8 million on average, combined. Residential loans for sale and PPP loans decreased $4.3 million, and $5.8 million on average, respectively.

Total interest expense increased $4.0 million, quarter over quarter, due primarily to market interest rate rises, and increases in both deposit and borrowing balances, partially offset by there being two less days in the current quarter. Interest expense on deposits increased $3.2 million as total average deposits increased $77.2 million. with the cost of interest-bearing deposits increased 82 basis points to 3.17%. Total cost of deposits increased 72 basis points, taking into account that average non-interest deposits decreased $16.3 million. Interest expense on borrowings increased $793 thousand as total average short-term borrowings increased $63.5 million and the cost increased 25 basis points.

Net interest margin decreased 32 basis points to 3.61% for the first quarter from 3.93% for fourth the quarter, as wholesale funding and borrowing sources repriced quicker than the increase in rates on loans, in addition to the impact of interest recoveries and certain fees of $253 thousand recorded in the prior quarter, not repeated in the current quarter.
The provision for credit losses increased $653 thousand to $1.4 million for the first quarter. While the first quarter provision shows the impact of CECL reserving as well as accounting for loan growth, the largest portion of the provision relates to covering $1.5 million in charge-offs on small ticket equipment leases.

Non-interest income
The following table presents the components of non-interest income for the periods indicated:

	Quarter Ended
(Dollars in thousands)	March 31, 2023	December 31, 2022	$ Change	% Change
Mortgage banking income	$3,272	$3,958	$(686)	(17.3)%
Wealth management income	1,196	1,061	135	12.7%
SBA loan income	713	522	191	36.6%
Earnings on investment in life insurance	192	140	52	37.1%
Net change in the fair value of derivative instruments	(69)	10	(79)	(790.0)%
Net change in the fair value of loans held-for-sale	(1)	249	(250)	(100.4)%
Net change in the fair value of loans held-for-investment	117	91	26	28.6%
Net gain on hedging activity	—	498	(498)	(100.0)%
Service charges	35	35	—	—%
Other	1,183	1,432	(249)	(17.4)%
Total non-interest income	$6,638	$7,996	$(1,358)	(17.0)%
Total non-interest income decreased $1.4 million, or 17.0%, quarter over quarter due to seasonality as well as the continued impact from the rising rate environment. Mortgage banking income was adversely impacted by shifting mortgage rates above 6%, somewhat stabilized high home prices and a tight supply of homes available for sale. Affordable housing continues to be an issue for potential homebuyers which resulted in a decline in loan originations of $58.6 million over the prior quarter. Gain on sale margins increased 41 bps over the prior quarter due to more favorable investor pricing, however overall mortgage banking income decreased $686 thousand. The fair value of loans held for sale, derivatives instruments and net gain on hedging activity decreased $827 thousand in total.

SBA loan income increased $191 thousand, or 36.6%, over the prior quarter despite a lower volume of SBA loans that were sold into the secondary market in the first quarter. $10.9 million of loans were sold in the quarter-ending March 31, 2023 at a gross margin of 7.7%, compared to $17.2 million in loans sold in the quarter-ending December 31, 2022 at a gross margin of 5.0%. Also contributing to the increase in SBA income was a decline in impairment on SBA servicing assets.

Wealth management income increased $135 thousand, or 12.7%, for the quarter-ended March 31, 2023 over the prior quarter due to an increase in the number of individual account customers, combined with the effect of market conditions on assets under management. Other non-interest income decreased $249 thousand, or 17.4%, over the prior quarter due largely to swap fee income recorded in the prior quarter that was not repeated in the current quarter.

Non-interest expense
The following table presents the components of non-interest expense for the periods indicated:

	Quarter Ended
(Dollars in thousands)	March 31, 2023	December 31, 2022	$ Change	% Change
Salaries and employee benefits	$11,061	$12,794	$(1,733)	(13.5)%
Occupancy and equipment	1,244	1,218	26	2.1%
Professional fees	823	976	(153)	(15.7)%
Advertising and promotion	861	996	(135)	(13.6)%
Data processing	647	677	(30)	(4.4)%
Information technology	785	836	(51)	(6.1)%
Pennsylvania bank shares tax	245	181	64	35.4%
Other	2,123	2,369	(246)	(10.4)%
Total non-interest expense	$17,789	$20,047	$(2,258)	(11.3)%
Salaries and employee benefits decreased $1.7 million overall, with bank and wealth segments combined having decreased $1.7 million, and the mortgage segment decreased $83 thousand. Bank and wealth segments salaries and employee benefits were down from the prior quarter as incentive compensation was highest in the fourth quarter of the year, combined with a decline in stock based compensation expense.

Professional fees decreased $153 thousand as legal expense incurred in the prior quarter related to non-performing loans and other real estate owned was not repeated in the current quarter. In addition, there were non-recurring technology related consulting costs incurred during the prior quarter that were not repeated during the current quarter. Advertising and promotion expense decreased $135 thousand from the prior quarter as business development and promotional costs were higher at year end. Other non-interest expense decreased $246 thousand over the prior quarter due largely to $161 thousand in other real estate owned expense recorded in the fourth quarter, combined with a decline in travel and employee related expenses from the prior period.

Balance Sheet - March 31, 2023 Compared to December 31, 2022
As of March 31, 2023, total assets increased $167.6 million, or 8.1%, to $2.2 billion from $2.1 billion at December 31, 2022. This growth in assets was due to an even mix of growth in cash and investment balances as well as loan portfolio growth, funded by a mix of deposits and borrowings.
Interest-bearing cash increased $72.9 million, or 269.2%, to $100.0 million as of March 31, 2023 from December 31, 2022 and investments increased $6.7 million, or 3.8%.
Portfolio loan growth was $80.8 million, or 4.7% quarter-over-quarter. Commercial mortgage loans increased $51.7 million, or 9.1%, residential real estate loans held in portfolio increased $17.0 million, or 7.7%, SBA loans increased $12.4 million, or 9.1%, and lease financings increased $12.1 million, or 8.7% from December 31, 2022. Partially offsetting the growth in portfolio loans, PPP loans decreased $8.4 million, or 95.4%, as they continue to be forgiven by the SBA, commercial loans decreased $10.3 million, or 3.0%, and construction loans decreased $4.6 million, or 1.7%,
Total deposits increased $57.9 million, or 3.4%, quarter over quarter, due to a $97.0 million increase in interest-bearing deposits, offset by a decrease of $39.1 million in non-interest bearing deposits. Noninterest-bearing deposits and money market accounts decreased $39.1 million, and $49.7 million, respectively, during the period, with notable withdrawals of $19.9 million from 4 separate business customers due to their respective business sales. In addition, municipal deposits were reduced by $20.2 million and replaced by brokered deposits due to more favorable wholesale rates. Two loan relationships with $11.2 million in deposits combined, left Meridian as a result of credit requirements over our comfort level. Time deposits grew $133.9 million, or 27.1%, from retail and wholesale efforts as customers opt for higher term interest rates.
Consolidated stockholders’ equity of the Corporation decreased by $231 thousand from December 31, 2022, to $153.0 million as of March 31, 2023. Changes to equity for the current quarter included net income of $4.0 million, and an improvement of $1.7 million in other comprehensive loss related to investment securities, partially offset by the $2.2 million Day 1 impact of adopting the CECL standard as of January 1, 2023, dividends paid of $1.4 million, and share repurchases of $2.7 million. Based on capital ratio levels at March 31, 2023, we remain above the Community Bank Leverage Ratio requirement of 9%.

The following table presents capital ratios at the dates indicated:

	March 31, 2023	December 31, 2022
Stockholders' equity to total assets	6.86%	7.43%
Tangible common equity to tangible assets (1)	6.70%	7.25%
Tier 1 leverage ratio - Corporation	7.65%	8.13%
Common tier 1 risk-based capital ratio - Corporation	8.44%	8.77%
Tier 1 risk-based capital ratio - Corporation	8.44%	8.77%
Total risk-based capital ratio - Corporation	11.63%	12.05%
(1) See Non-GAAP reconciliation in the Appendix

Asset Quality Summary
The ratio of non-performing loans to total loans increased to 1.25% as of March 31, 2023, from 1.20% at December 31, 2022. Non-performing assets to total assets was unchanged at 1.11% as of March 31, 2023 and December 31, 2022. There was $1.7 million in other real estate owned included in non-performing assets, the result of taking possession of a well collateralized residential real estate property in the prior quarter. Total non-performing loans of $23.1 million as of March 31, 2023, increased $1.9 million from $21.2 million as December 31, 2022 due to a $1.5 million commercial loan relationship that was reclassified to non-performing as of March 31, 2023.
Meridian realized net charge-offs of 0.08% of total average loans for the quarter ended March 31, 2023, increased from the quarter ended December 31, 2022 level of 0.05%. Net charge-offs for the quarter ended March 31, 2023 were $1.5 million, comprised of $1.5 million in charge-offs, with $44 thousand in recoveries for the quarter. Nearly all of the charge-offs for the quarter ended March 31, 2023 were from small ticket equipment leases. The ratio of allowance for credit losses to total loans held for investment, excluding loans at fair value and PPP loans (a non-GAAP measure, see reconciliation in the Appendix), was 1.13% as of March 31, 2023 compared to 1.09% as of December 31, 2022. As noted above, the Corporation adopted the CECL accounting standard as of January 1, 2023, which was a leading factor in the increase in this ratio. As of March 31, 2023 there were specific reserves of $2.5 million against non-performing loans, an increase from $2.2 million as of December 31, 2022 due to an increase in the reserve for one commercial loan and one SBA loan.

Bank Sector Concerns
Meridian is a regional community bank with loans and deposits that are well diversified in size, type, location and industry. We manage this diversification carefully, while avoiding concentrations in business lines. Meridian’s model continues to build on our strong and stable financial position, which serves our regional customers and communities with the banking products and services needed to help build their prosperity.
As a commercial bank, the majority of Meridian's deposit base is comprised of business deposits (57%), with consumer deposits amounting to 11% at March 31, 2023. Municipal deposits (9%) and brokered deposits (23%) provide growth funding. Historically, business deposits lag loan fundings. A typical business relationship maintains operating accounts, investment accounts or sweep accounts and business owners may also have personal savings or wealth accounts. Deposit balances in business accounts have a tendency to be higher on average than consumer accounts. At March 31, 2023, 64% of business accounts and 73% of consumer accounts were fully insured by the FDIC. The municipal deposits are 100% collateralized and brokered deposits are 100% FDIC insured. The level of uninsured deposits for the entire deposit base was 23% at March 31, 2023.
Total balance sheet liquidity, which is derived from cash and investments, as well as saleable commercial loans and residential mortgage loans held for sale, was $317.8 million at March 31, 2023, up from $264.4 million at December 31, 2022. Meridian maintains a high-quality investment bond portfolio comprised of U.S Treasuries, government agencies, government agency mortgage-backed securities, and general obligation municipal securities with an average duration of 4 years. Meridian’s investment portfolio represented 8.1% of total assets at March 31, 2023, compared to 8.5% at December 31, 2022. Total cash at March 31, 2023 was $109 million compared to $38 million at December 31, 2022 and $69 million at March 31, 2022.
Meridian also maintains borrowing arrangements with various correspondent banks to meet short-term liquidity needs and has access to approximately $817.9 million in liquidity from numerous sources, including its borrowing capacity with the FHLB and other financial institutions, as well as funding through the CDARS program or through brokered CD arrangements. In addition, the Bank is eligible to receive funds under the new Bank Term Funding Program ("BTFP") announced by the Federal Reserve. At March 31, 2023 Meridian elected to secure $33 million in borrowings from the Federal Reserve under the BTFP due to the favorable rate. Management believes that the above sources of liquidity provide Meridian with the necessary resources to meet its short-term and long-term funding requirements.

About Meridian Corporation
Meridian Bank, the wholly owned subsidiary of Meridian Corporation, is an innovative community bank serving Pennsylvania, New Jersey, Delaware and Maryland. Through more than 20 offices, including banking branches and mortgage locations, Meridian offers a full suite of financial products and services. Meridian specializes in business and industrial lending, retail and commercial real estate lending, electronic payments, and wealth management solutions through Meridian Wealth Partners. Meridian also offers a broad menu of high-yield depository products supported by robust online and mobile access. For additional information, visit our website at www.meridianbanker.com. Member FDIC.

“Safe Harbor” Statement
In addition to historical information, this press release may contain “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements with respect to Meridian Corporation’s strategies, goals, beliefs, expectations, estimates, intentions, capital raising efforts, financial condition and results of operations, future performance and business. Statements preceded by, followed by, or that include the words “may,” “could,” “should,” “pro forma,” “looking forward,” “would,” “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” or similar expressions generally indicate a forward-looking statement. These forward-looking statements involve risks and uncertainties that are subject to change based on various important factors (some of which, in whole or in part, are beyond Meridian Corporation’s control). Numerous competitive, economic, regulatory, legal and technological factors, risks and uncertainties that could cause actual results to differ materially include, without limitation, the impact of the COVID-19 pandemic and government responses thereto; on the U.S. economy, including the markets in which we operate; actions that we and our customers take in response to these factors and the effects such actions have on our operations, products, services and customer relationships; and the risk that the Small Business Administration may not fund some or all Paycheck Protection Program (PPP) loan guaranties; increased competitive pressures; changes in the interest rate environment; changes in general economic conditions and conditions within the securities markets; legislative and regulatory changes; and the effects of inflation, a potential recession, among others, could cause Meridian Corporation’s financial performance to differ materially from the goals, plans, objectives, intentions and expectations expressed in such forward-looking statements. Meridian Corporation cautions that the foregoing factors are not exclusive, and neither such factors nor any such forward-looking statement takes into account the impact of any future events. All forward-looking statements and information set forth herein are based on management’s current beliefs and assumptions as of the date hereof and speak only as of the date they are made. For a more complete discussion of the assumptions, risks and uncertainties related to our business, you are encouraged to review Meridian Corporation’s filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2022 and subsequently filed quarterly reports on Form 10-Q and current reports on Form 8-K that update or provide information in addition to the information included in the Form 10-K and Form 10-Q filings, if any. Meridian Corporation does not undertake to update any forward-looking statement whether written or oral, that may be made from time to time by Meridian Corporation or by or on behalf of Meridian Bank.

MERIDIAN CORPORATION AND SUBSIDIARIES
FINANCIAL RATIOS (Unaudited)
(Dollar amounts and shares in thousands, except per share amounts)

	Quarter Ended
	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022
Earnings and Per Share Data:
Net income	$4,021	$4,557	$5,798	$5,938	$5,535
Basic earnings per common share	$0.36	$0.40	$0.49	$0.49	$0.46
Diluted earnings per common share	$0.34	$0.39	$0.48	$0.48	$0.44
Common shares outstanding	11,305	11,466	11,689	12,074	12,258

Performance Ratios:
Return on average assets	0.78%	0.92%	1.23%	1.31%	1.28%
Return on average equity	10.65	11.91	14.59	15.03	13.86
Net interest margin (tax-equivalent)	3.61	3.93	4.01	4.07	3.89
Yield on earning assets (tax-equivalent)	6.31	5.88	5.10	4.65	4.35
Cost of funds	2.83	2.07	1.17	0.61	0.50
Efficiency ratio	73.16%	75.61%	71.72%	70.49%	73.56%

Asset Quality Ratios:
Net charge-offs (recoveries) to average loans	0.08%	0.05%	0.02%	0.03%	0.04%
Non-performing loans to total loans	1.25	1.20	1.40	1.46	1.51
Non-performing assets to total assets	1.11	1.11	1.20	1.24	1.25
Allowance for credit losses to:
Total loans held for investment	1.12	1.08	1.18	1.24	1.31
Total loans held for investment (excluding loans at fair value and PPP loans) (1)	1.13	1.09	1.20	1.27	1.38
Non-performing loans	88.41%	88.66%	82.20%	81.82%	82.48%

Capital Ratios:
Book value per common share	$13.54	$13.37	$12.93	$12.93	$12.86
Tangible book value per common share	$13.18	$13.01	$12.58	$12.58	$12.52
Total equity/Total assets	6.86%	7.43%	7.87%	8.42%	8.61%
Tangible common equity/Tangible assets - Corporation (1)	6.70	7.25	7.67	8.22	8.40
Tangible common equity/Tangible assets - Bank (1)	8.08	8.80	9.61	10.17	10.40
Tier 1 leverage ratio - Corporation	7.65	8.13	8.54	8.87	9.10
Tier 1 leverage ratio - Bank	9.32	9.95	10.52	10.86	11.20
Common tier 1 risk-based capital ratio - Corporation	8.44	8.77	9.28	9.79	10.09
Common tier 1 risk-based capital ratio - Bank	10.27	10.73	11.44	11.98	12.41
Tier 1 risk-based capital ratio - Corporation	8.44	8.77	9.28	9.79	10.09
Tier 1 risk-based capital ratio - Bank	10.27	10.73	11.44	11.98	12.41
Total risk-based capital ratio - Corporation	11.63	12.05	12.80	13.50	13.91
Total risk-based capital ratio - Bank	11.41%	11.87%	12.70%	13.33%	13.76%
(1) See Non-GAAP reconciliation in the Appendix

MERIDIAN CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(Dollar amounts and shares in thousands, except per share amounts)

	Three Months Ended
	March 31, 2023	December 31, 2022	March 31, 2022
Interest income:
Loans and other finance receivables, including fees	$29,417	$26,440	$17,219
Securities - taxable	959	821	426
Securities - tax-exempt	354	373	306
Cash and cash equivalents	217	129	13
Total interest income	30,947	27,763	17,964
Interest expense:
Deposits	11,447	8,215	1,289
Borrowings	1,823	1,030	640
Total interest expense	13,270	9,245	1,929
Net interest income	17,677	18,518	16,035
Provision for credit losses	1,399	746	615
Net interest income after provision for loan losses	16,278	17,772	15,420
Non-interest income:
Mortgage banking income	3,272	3,958	7,096
Wealth management income	1,196	1,061	1,304
SBA loan income	713	522	2,520
Earnings on investment in life insurance	192	140	138
Net change in the fair value of derivative instruments	(69)	10	(166)
Net change in the fair value of loans held-for-sale	(1)	249	(1,124)
Net change in the fair value of loans held-for-investment	117	91	(778)
Net gain on hedging activity	—	498	2,827
Service charges	35	35	27
Other	1,183	1,432	1,258
Total non-interest income	6,638	7,996	13,102
Non-interest expense:
Salaries and employee benefits	11,061	12,794	15,298
Occupancy and equipment	1,244	1,218	1,252
Professional fees	823	976	848
Advertising and promotion	861	996	986
Data processing and software	1,432	1,513	1,189
Pennsylvania bank shares tax	245	181	199
Other	2,123	2,369	1,661
Total non-interest expense	17,789	20,047	21,433
Income before income taxes	5,127	5,721	7,089
Income tax expense	1,106	1,164	1,554
Net income	$4,021	$4,557	$5,535

Basic earnings per common share	$0.36	$0.40	$0.46
Diluted earnings per common share	$0.34	$0.39	$0.44

Basic weighted average shares outstanding	11,272	11,389	12,046
Diluted weighted average shares outstanding	11,656	11,795	12,524

MERIDIAN CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CONDITION (Unaudited)
(Dollar amounts and shares in thousands, except per share amounts)

	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022
Assets:
Cash and due from banks	$8,473	$11,299	$12,114	$8,280	$11,155
Interest-bearing deposits at other banks	100,030	27,092	20,774	28,813	44,867
Federal funds sold	—	—	—	—	12,866
Cash and cash equivalents	108,503	38,391	32,888	37,093	68,888
Securities available-for-sale, at fair value	142,933	135,346	127,999	129,288	130,653
Securities held-to-maturity, at amortized cost	36,525	37,479	37,922	37,111	34,977
Equity investments	2,110	2,086	2,092	2,153	2,240
Mortgage loans held for sale, at fair value	35,701	22,243	33,800	58,938	81,258
Loans and other finance receivables, net of fees and costs	1,818,189	1,743,682	1,610,349	1,518,893	1,431,906
Allowance for credit losses	(20,442)	(18,828)	(18,974)	(18,805)	(18,826)
Loans and other finance receivables, net of the allowance for credit losses	1,797,747	1,724,854	1,591,375	1,500,088	1,413,080
Restricted investment in bank stock	10,173	6,931	5,217	4,719	4,330
Bank premises and equipment, net	13,281	13,349	12,835	12,185	11,883
Bank owned life insurance	28,247	28,055	22,916	22,778	22,641
Accrued interest receivable	7,651	7,363	6,008	5,108	4,848
Other real estate owned	1,703	1,703	—	—	—
Deferred income taxes	4,017	3,936	5,722	4,467	3,190
Servicing assets	12,125	12,346	12,807	12,860	13,396
Goodwill	899	899	899	899	899
Intangible assets	3,124	3,175	3,226	3,277	3,328
Other assets	25,044	24,072	26,218	22,055	35,978
Total assets	$2,229,783	$2,062,228	$1,921,924	$1,853,019	$1,831,589

Liabilities:
Deposits:
Non-interest bearing	$262,636	$301,727	$290,169	$291,925	$291,379
Interest bearing
Interest checking	232,616	219,838	236,562	205,298	252,298
Money market and savings deposits	647,904	697,564	709,127	728,886	688,117
Time deposits	627,257	493,350	437,695	341,905	333,057
Total interest-bearing deposits	1,507,777	1,410,752	1,383,384	1,276,089	1,273,472
Total deposits	1,770,413	1,712,479	1,673,553	1,568,014	1,564,851
Borrowings	233,883	122,082	23,458	59,136	36,136
Subordinated debentures	40,319	40,346	40,597	40,567	40,538
Accrued interest payable	3,836	2,389	1,154	146	575
Other liabilities	28,283	31,652	32,001	29,069	31,805
Total liabilities	2,076,734	1,908,948	1,770,763	1,696,932	1,673,905

Stockholders’ equity:
Common stock	13,180	13,156	13,144	13,139	13,134
Surplus	79,473	79,072	78,270	77,781	77,599
Treasury stock	(24,512)	(21,821)	(18,033)	(11,896)	(8,860)
Unearned common stock held by employee stock ownership plan	(1,403)	(1,403)	(1,602)	(1,602)	(1,602)
Retained earnings	96,180	95,815	92,405	87,815	83,104
Accumulated other comprehensive loss	(9,869)	(11,539)	(13,023)	(9,150)	(5,691)
Total stockholders’ equity	153,049	153,280	151,161	156,087	157,684
Total liabilities and stockholders’ equity	$2,229,783	$2,062,228	$1,921,924	$1,853,019	$1,831,589

MERIDIAN CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND SEGMENT INFORMATION (Unaudited)
(Dollar amounts and shares in thousands, except per share amounts)

	Three Months Ended
	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022
Interest income	$30,947	$27,763	$22,958	$20,037	$17,964
Interest expense	13,270	9,245	4,932	2,486	1,929
Net interest income	17,677	18,518	18,026	17,551	16,035
Provision for credit losses	1,399	746	526	602	615
Non-interest income	6,638	7,996	10,224	10,403	13,102
Non-interest expense	17,789	20,047	20,261	19,706	21,433
Income before income tax expense	5,127	5,721	7,463	7,646	7,089
Income tax expense	1,106	1,164	1,665	1,708	1,554
Net Income	$4,021	$4,557	$5,798	$5,938	$5,535

Basic weighted average shares outstanding	11,272	11,389	11,736	11,998	12,046
Basic earnings per common share	$0.36	$0.40	$0.49	$0.49	$0.46

Diluted weighted average shares outstanding	11,656	11,795	12,118	12,398	12,524
Diluted earnings per common share	$0.34	$0.39	$0.48	$0.48	$0.44

	Segment Information
	Three Months Ended March 31, 2023				Three Months Ended March 31, 2022
(dollars in thousands)	Bank	Wealth	Mortgage	Total	Bank	Wealth	Mortgage	Total
Net interest income	$17,627	$24	$26	$17,677	$15,610	$94	$331	$16,035
Provision for credit losses	1,399	—	—	1,399	615	—	—	615
Net interest income after provision	16,228	24	26	16,278	14,995	94	331	15,420
Non-interest income	1,429	1,196	4,013	6,638	3,376	1,303	8,423	13,102
Non-interest expense	10,698	989	6,102	17,789	10,208	878	10,347	21,433
Income (loss) before income taxes	$6,959	$231	$(2,063)	$5,127	$8,163	$519	$(1,593)	$7,089
Efficiency ratio	56.14%	81.07%	151.08%	73.16%	53.77%	62.85%	118.20%	73.56%

MERIDIAN CORPORATION AND SUBSIDIARIES
APPENDIX: NON-GAAP MEASURES (Unaudited)
(Dollar amounts and shares in thousands, except per share amounts)
Meridian believes that non-GAAP measures are meaningful because they reflect adjustments commonly made by management, investors, regulators and analysts. The non-GAAP disclosure have limitations as an analytical tool, should not be viewed as a substitute for performance and financial condition measures determined in accordance with GAAP, and should not be considered in isolation or as a substitute for analysis of Meridian’s results as reported under GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies.

	Allowance For Loan Losses to Loans, Net of Fees and Costs, Excluding PPP Loans and Loans at Fair Value
	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022
Allowance for credit losses (GAAP)	$20,442	$18,828	$18,974	$18,805	$18,826

Loans, net of fees and costs (GAAP)	1,818,189	1,743,682	1,610,349	1,518,893	1,431,906
Less: PPP loans	(238)	(4,579)	(8,610)	(21,460)	(49,680)
Less: Loans fair valued	(14,434)	(14,502)	(14,702)	(16,212)	(17,375)
Loans, net of fees and costs, excluding loans at fair value and PPP loans (non-GAAP)	$1,803,517	$1,724,601	$1,587,037	$1,481,221	$1,364,851

Allowance for credit losses to loans, net of fees and costs (GAAP)	1.12%	1.08%	1.18%	1.24%	1.31%
Allowance for credit losses to loans, net of fees and costs, excluding PPP loans and loans at fair value (non-GAAP)	1.13%	1.09%	1.20%	1.27%	1.38%

	Tangible Common Equity Ratio Reconciliation - Corporation
	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022
Total stockholders' equity (GAAP)	$153,049	$153,280	$151,161	$156,087	$157,684
Less: Goodwill and intangible assets	(4,023)	(4,074)	(4,125)	(4,176)	(4,227)
Tangible common equity (non-GAAP)	149,026	149,206	147,036	151,911	153,457

Total assets (GAAP)	2,229,783	2,062,228	1,921,924	1,853,019	1,831,589
Less: Goodwill and intangible assets	(4,023)	(4,074)	(4,125)	(4,176)	(4,227)
Tangible assets (non-GAAP)	$2,225,760	$2,058,154	$1,917,799	$1,848,843	$1,827,362
Tangible common equity to tangible assets ratio - Corporation (non-GAAP)	6.70%	7.25%	7.67%	8.22%	8.40%

	Tangible Common Equity Ratio Reconciliation - Bank
	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022
Total stockholders' equity (GAAP)	$183,931	$185,039	$188,386	$192,212	$194,347
Less: Goodwill and intangible assets	(4,023)	(4,074)	(4,125)	(4,176)	(4,227)
Tangible common equity (non-GAAP)	179,908	180,965	184,261	188,036	190,120

Total assets (GAAP)	2,229,721	2,059,557	1,921,714	1,852,998	1,831,461
Less: Goodwill and intangible assets	(4,023)	(4,074)	(4,125)	(4,176)	(4,227)
Tangible assets (non-GAAP)	$2,225,698	$2,055,483	$1,917,589	$1,848,822	$1,827,234
Tangible common equity to tangible assets ratio - Bank (non-GAAP)	8.08%	8.80%	9.61%	10.17%	10.40%

	Tangible Book Value Reconciliation
	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022
Book value per common share	$13.54	$13.37	$12.93	$12.93	$12.86
Less: Impact of goodwill /intangible assets	0.36	0.36	0.35	0.35	0.34
Tangible book value per common share	$13.18	$13.01	$12.58	$12.58	$12.52